Exhibit 5.1

e-mail: adfagundo@applebyglobal.com

VistaPrint Limited Canon’s Court 22 Victoria Street Hamilton HM12 Bermuda	direct dial: Tel 441 298 3549 Fax 441 298 3461 your ref: [ ] appleby ref: 126742.21

Dear Sirs	23 November 2005

Vista Print Limited (the “Company”)

We have acted as legal counsel to the Company in Bermuda in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 in relation to the registration of 8,451,966 common shares of par value US$0.001 each (the “Shares”) in the share capital of the Company (the “Registration Statement”) which Shares have been reserved for issuance under the Amended and Restated 2000-2002 Share Incentive Plan, the 2005 Equity Incentive Plan and the 2005 Non-Employee Directors’ Share Option Plan (collectively, the “Plans”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Plans.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Plans);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Participant to whom the Awards are made has the capacity, power and authority to accept such Awards;

(g)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the Plans or the issue of the Awards which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Plans are required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(h)

that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company and Shareholders in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout or adopted by all of the Directors or Shareholders as unanimous written resolutions of the Directors or Shareholders and that there is no matter affecting the authority of the Directors to effect entry by the Company into the

Plans, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(i)	that the Company has entered into its obligations under the Plans in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plans would benefit the Company;

(j)	that the Company will continue to have sufficient authorised common shares of par value US$0.001 each to satisfy the requirements of the Plans;

(k)	that when the Shares are issued in accordance with the terms of the Plans, the issue price (in whatever form) will not be less than the par value of the Shares;

(l)	that at the time of issue of any Awards, or of any Shares pursuant to the exercise of any Awards, the Committee, if issuing the Awards or Shares, remains a duly constituted committee of the Board of Directors of the Company having the same powers and authorities as it has at the date of this opinion;

(m)	that at the time of issue of any Awards, or any Shares pursuant to the exercise of any Awards, any Board Designee, if issuing the Awards or Shares, remains duly authorised by the Board of Directors of the Company and has the same powers and authorities as they have at the date of this opinion;

(n)	that the approval of the issue of any Awards and of any Shares under the Awards pursuant to the Plans, made by the Committee, is made at a duly convened and quorate meeting of the Committee in a manner complying with the terms of its constitution therein in force and the Constitutional Documents and within the authority then given to the Committee by the Board of Directors of the Company; and

(o)	that when executed, any documents presented to us is in draft form will not differ in any material respect from the drafts we have examined for the purposes of this opinion.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that when duly issued and paid for pursuant to and in accordance with the terms of the Plans, the Resolutions, and the Registration Statement, the Shares will be validly issued, fully paid, non-assessable shares of the Company.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)	Any reference in this opinion to the Shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increase his liability to contribute to the share capital of, or otherwise to pay money to the Company.

(c)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(d)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Plans by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

Disclosure

This opinion is addressed to you in connection with the registration of the Shares with the Securities and Exchange Commission. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/Appleby Spurling Hunter

SCHEDULE

1.	A draft version of the Registration Statement on Form S-8, pursuant to which the Company will register an additional 8,451,966 common shares of par value US$0.001 each in the share capital of the Company excluding the exhibits and excluding the documents incorporated by reference as received by email from Wilmer Hale on 22 November 2005 at 6:09 pm (Bermuda time).

2.	Certified copies of the Certificate of Incorporation, Certificate of Amalgamation, four Certificates of Deposit of Memorandum of Increase of Share Capital, Memorandum of Association and Bye-Laws for the Company (collectively referred to as the “Constitutional Documents”).

3.	Copies of the following:

a)	Unanimous written resolutions of the Board adopted on 29 April 2002;

b)	Unanimous written resolutions of the Shareholder adopted on 29 April 2002;

c)	Minutes of the meeting of the Board of Directors held on 29 July 2004;

d)	Minutes of the meeting of the Board of Directors held on 20 August 2004;

e)	Minutes of the General Meeting of the Shareholders held on 27 August 2004;

f)	Minutes of the meeting of the Board of Directors held on 28 and 29 April 2005;

g)	Minutes of the General Meeting of the Shareholders held on 17 May 2005;

h)	Minutes of the meeting of the Board of Directors held on 29 July 2005; and

i)	Minutes of the Annual General Meeting of the Shareholders held on 31 August 2005.

(The documents referred to in 3(a)-(i) above are collectively referred to as the “Resolutions”).

4.	A certified copy of the Register of Directors and Officers in respect of the Company.

5.	A draft of the Amended and Restated 2000-2002 Share Incentive Plan.

6.	A draft of the 2005 Equity Incentive Plan.

7.	A draft of the 2005 Non-Employee Directors’ Share Option Plan.

8.	The original permission letter from the Bermuda Monetary Authority dated 31 August 2005 consenting to the issue of the Shares.